Exhibit 5

January 16, 2009	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

GMAC LLC

200 Renaissance Center

Detroit, Michigan 48265-2000

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to GMAC LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, of Demand Notes (the “Securities”). Pursuant to Rule 429, the Registration Statement contains a combined prospectus covering such Securities that have been registered but not yet sold pursuant to Registration Statement nos. 2-99057, 33-4661, 33-6717, 33-12059, 33-26057, 33-31596, 333-56431, 333-33652, 333-108862, 333-111380 and 333-131150. The Securities will be issued pursuant to an Indenture between the Company and U.S. Bank Trust National Association, as Successor Trustee (the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that the Securities, when duly executed and delivered and authenticated in accordance with the Indenture and when payment therefor is received, will have been duly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown LLP

GMAC LLC

January 16, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Opinion” with respect to the matters stated therein.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP